Exhibit 99.2

AMENDMENT TO TERMINATION SEVERANCE AGREEMENT

TO COMPLY WITH

INTERNAL REVENUE CODE SECTION 409A

THIS AMENDMENT (“Amendment”) is entered into effective as of January 1, 2009 and amends the Termination Severance Agreement dated as of December 15, 2006 (the “Agreement”) by and between Jennifer E. Katsch (“Employee”) and TII NETWORK TECHNOLOGIES, INC. (the “Company”).

WITNESSETH:

WHEREAS, the Company and Employee (collectively, the “Parties”) wish to amend the terms of the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

1.	Section 2(a) of the Agreement shall be amended and restated in its entirety to read as follows:

In the event that (i) the Company shall terminate the employment of Employee for any reason other than (A) for Cause, as such term is defined below, or (B) if Employee’s employment is terminated as a result of the death of Employee or (ii) Employee shall voluntary terminate Employee’s employment with the Company but only for Good Reason, as defined below (a “Termination Event”), the Company will pay Employee an amount equal to the amount of Employee’s base salary, at the per annum rate in effect on the Termination Date (as such term is defined below), that would have been paid to the Employee if Employee’s employment had continued from the Termination Date until the day immediately preceding the six month anniversary of the Termination Date (the “Severance Period”), less the Required Deductions as defined below (the “Severance Payments”), to be paid at the times described in the following sentence. Except as otherwise provided in Section 11 below, such payments shall be made in substantially equal installments at the time of the Company’s regular pay intervals for its executive officers (but no less frequently than monthly), with the first installment to be paid on the first regularly scheduled payroll date on or after the sixtieth (60th) day after the Termination Date and the remaining installments to be made on each subsequent payroll date for six months.

2.	Section 2(b) of the Agreement shall be amended by adding the following after the first sentence thereof:

Except as otherwise provided in Section 11 below, any payments to be provided to, or on behalf of, Employee or Employee’s family pursuant to the preceding sentence shall be provided at such time(s) as required to provide the applicable coverage, but in no event less frequently than monthly.

3.	Section 2(d) of the Agreement shall be amended and restated in its entirety to read as follows:

In no event, however, will Employee be entitled to receive any rights, amounts, or benefits under this Agreement unless (i) Employee executes and delivers to the Company a Release and Covenant Not to Sue in the form annexed hereto as Exhibit “A” (or such other similar form as may be reasonably required by the Company in order to comply with applicable law, including with respect to job termination programs) which is not revoked by Employee and (ii) Employee is not in violation of any of the terms and provisions of this Agreement.

4.	Section 2(h) of the Agreement shall be amended and restated in its entirety to read as follows:

The term “Termination Date” shall mean the date on which Employee experiences a “separation from service,” within the meaning of Section 409A of the Code, where it is reasonably anticipated that no further services will be performed by Employee after such date or that the level of bona fide services Employee would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by Employee over the immediately preceding 36-month period (or, if lesser, Employee’s period of service).

5.

Section 6 of the Agreement shall be amended to reflect that the present principal executive offices of the Company, to which notices are presently to be sent  to the Company, are located at 141 Rodeo Drive, Edgewood, New York 11717.

6.	The Agreement shall be amended by adding a new Section 11 to read as follows:

11.       409A Omnibus Provision. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid in a manner as would avoid the unfavorable tax consequences provided under Section 409A of the Code for non-compliance therewith. If Employee is a “specified employee” (as defined in Section 409A of the Code), thenpayment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after termination of Employee’s employment or, if earlier, until Employee’s death, as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). The payments that otherwise would have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum on the first day of the month immediately following the end of the 409A Deferral Period, and the balance of the payments shall be made as otherwise scheduled. None of the Company, any of its affiliates, or any of their officers, directors, employees or representatives shall be liable to the Employee for any interest, taxes or penalties resulting from non-compliance with Section 409A of the Code.

Except as specifically amended hereby, the Agreement shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily execute this Amendment this 31st day of December 2008.

TII NETWORK TECHNOLOGIES, INC.
By:	/s/ Kenneth A. Paladino
Kenneth A. Paladino
Its:	President

/s/ Jennifer E. Katsch
Jennifer E. Katsch

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